Exhibit 99.1

CytomX Therapeutics Announces Second Quarter 2018 Financial Results

-	Presentation of First-in-Human Data Demonstrated Encouraging Safety and Efficacy Profile of CX-072 as Monotherapy and in Combination with ipilimumab (Yervoy®) –
-	Preliminary Proof-of-Concept for Probody™ Platform and CX-072 -

SOUTH SAN FRANCISCO, Calif., August 8, 2018 – CytomX Therapeutics, Inc. (Nasdaq:CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported second quarter 2018 financial results.

As of June 30, 2018, CytomX had cash, cash equivalents and short-term investments of $335.1 million.

“The highlight of our second quarter was the presentation of encouraging data from our first clinical trial of CX-072, a PD-L1-targeting Probody therapeutic, comprising a critical milestone for the Company,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “Based on these promising initial clinical findings, we have broadened the CX-072 development program to encompass eight distinct tumor types as we explore the full potential of this molecule, while continuing to advance combination arms with Yervoy® and Zelboraf®. We also continued to make progress across our entire therapeutic pipeline including the entry of our fourth program into the clinic, CX-2029, a CD71 Probody drug conjugate, in collaboration with AbbVie. The CytomX team continues to execute at a high level as we drive towards realizing our company vision of transforming patients’ lives.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•	CX-072 is a Probody therapeutic targeting PD-L1, a clinically- and commercially-validated anti-cancer target.
•	CytomX presented preliminary clinical data with an April 20, 2018 data cutoff from two arms of the Phase 1/2 PROCLAIM-CX-072 program at the 2018 ASCO Annual Meeting.
o	CX-072 monotherapy dose escalation arm evaluating CX-072 in patients with advanced unresectable solid tumors or lymphomas (Part A)
▪

CX-072 was generally well tolerated in the 22 patients treated, Grade 3/4 TRAEs were reported in two patients with both events successfully managed with therapeutic intervention including steroids and discontinuation of CX-072 with the maximum tolerated dose (MTD) not reached.

▪

CX-072 demonstrated encouraging efficacy in the 20 evaluable patients with objective responses in 3 (15%) patients, all occurring at doses of 3mg/kg or above. Stable disease was observed in 8 (40%) patients.

o	CX-072 in combination with Yervoy® (ipilimumab) in patients with advanced unresectable solid tumors or lymphomas (Part B)
▪	CX-072 in combination with ipilimumab was generally well tolerated in the 16 patients treated with five (31%) reporting a Grade 3/4 TRAE with the MTD not reached at the time of data cutoff.
▪

CX-072 in combination with ipilimumab demonstrated encouraging efficacy in the 12 evaluable patients with objective responses in 3 (25%) patients and stable disease observed in 8% of the patients, for an overall Disease Control Rate of 33%.

•

CytomX also presented a preliminary single-dose pharmacokinetic analysis showing that CX-072 as a single-agent, as designed, circulates predominantly as the intact masked prodrug across all dose levels.

•	Based on encouraging data from the PROCLAIM-CX-072 monotherapy arm, CytomX announced the opening of expansion cohorts in 8 undisclosed tumor types at the dose of 10mg/kg (Part D).
•	Follow-up data from Part A and Part B of the PROCLAIM-072 trial is expected to be presented in October at the Annual Meeting of the European Society of Medical Oncology in Munich, Germany.
•	CytomX expects to present initial data from the accompanying CX-072 translational science program in the second half of 2018.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	CX-2009 is a Probody drug conjugate (PDC) that targets CD166, an antigen that is broadly and highly expressed in many types of cancer.
•	Dose escalation continues in Part A of the PROCLAIM-CX-2009 Phase 1/2 clinical program and preliminary data is expected to be presented in the second half of 2018.

CX-2029 (CD71 Probody Drug Conjugate) Clinical Program

•	CytomX, in collaboration with AbbVie, is advancing CX-2029, a CD71-directed PDC.
•	Clearance of the Investigational New Drug (IND) application for CX-2029 was received from the U.S. Food and Drug Administration in May 2018.
•	The first subject enrolled in the PROCLAIM-CX-2029 Phase 1/2 dose escalation trial has been treated.

CX-188 (PD-1 Probody Therapeutic) Preclinical Program

•	CytomX is advancing CX-188, a PD-1-directed Probody therapeutic, through IND-enabling studies.
•	CytomX expects to file an IND application for CX-188 in the second half of 2018.

Corporate Highlights

•

In July, CytomX completed an underwritten public offering of 5,867,347 shares of its common stock at a price of $24.50 per share, which includes the exercise in full by the underwriters of their option to purchase up to 765,306 additional shares of common stock. The public offering resulted in net proceeds of $134.5 million to CytomX. Proceeds from the offering are not reflected in the Company's June 30, 2018 balance sheet.

•	CytomX announced the appointment of Lloyd A. Rowland, Jr. as Senior Vice President, General Counsel.

Second Quarter 2018 Financial Results

Cash, cash equivalents and short-term investments totaled $335.1 million as of June 30, 2018, compared to $374.1 million as of December 31, 2017.

Revenue was $21.3 million for the three months ended June 30, 2018, compared to $8.8 million for the three months ended June 30, 2017.  The increase was primarily attributable to the recognition of $9.9 million in revenue of the $21 million (net of the associated sublicense fee of $4 million) milestone payment from AbbVie related to the clearance of the CX-2029 IND, an increase of $1.6 million in revenue related to the Amgen collaboration, an increase of $1.4 million in revenue related to the BMS collaboration, and an increase of $0.7 million in revenue from the collaboration extension agreement with ImmunoGen, partially offset by a decrease in revenue of $0.5 million from the termination of the Pfizer collaboration in March 2018.

Research and development expenses decreased by $2.5 million during the three months ended June 30, 2018 compared to the corresponding period in 2017.  The net decrease was primarily attributed to a $10.0 million sublicense payment to UCSB in Q2 2017, which was triggered by the $200 million upfront payment from BMS, offset by a $4.6 million increase in lab contracts and services and clinical trial expenses related to CX-072 and CX-2009 into phase 1 / 2 clinical development, an increase of $2.5 million in personnel related expenses due to an increase in headcount and a $0.4 million sublicense fee payable to UCSB for the IND success criteria achieved on the AbbVie CD71 Agreement in Q2 2018.

General and administrative expenses increased by $3.0 million during the three months ended June 30, 2018 compared to the corresponding period in 2017.  This increase was largely attributed to an increase of $1.4 million in personnel related expenses due to increases in headcount, an increase of $1.0 million in consulting expenses and an increase of $0.5 million in legal fees.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. The Company’s pipeline includes cancer immunotherapies against clinically-validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072), a PD-1-targeting Probody therapeutic wholly owned by CytomX (CX-188) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The pipeline also includes first-in-class Probody drug conjugates against highly attractive targets including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029) are among cancer targets that have been considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. CytomX and its partners have four programs in the clinic.  In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials, including CytomX’s Phase 1/2 clinical trials of CX-072, CX-2009 and CX-2029, the timing of any future clinical trials to be initiated by CytomX or any of its collaborative partners, CytomX’s expectations regarding the availability of clinical data, CytomX’s expectations with respect to its collaborations, and CytomX’s expectations regarding the timing of potential regulatory filings. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: three of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072, CX-2009 and CX-2029; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.  Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2018. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$21,338	$8,283	$35,522	$19,459
Revenue from related party	—	469	—	946
Total revenues	21,338	8,752	35,522	20,405
Operating expenses:
Research and development	25,553	28,076	48,011	42,652
General and administrative	9,042	6,049	16,398	11,740
Total operating expenses	34,595	34,125	64,409	54,392
Loss from operations	(13,257)	(25,373)	(28,887)	(33,987)
Interest income	1,540	357	2,915	594
Other income (expense), net	61	(174)	(79)	(54)
Loss before provision for income taxes	(11,656)	(25,190)	(26,051)	(33,447)
Provision for income taxes	1,791	26	2,889	26
Net loss	$(13,447)	$(25,216)	$(28,940)	$(33,473)
Net loss per share, basic and diluted	$(0.35)	$(0.69)	$(0.75)	$(0.91)
Shares used to compute net loss per share, basic and diluted	38,961,021	36,780,897	38,805,317	36,660,548
Other comprehensive loss:
Changes in unrealized gains (losses) on short-term investments	50	(10)	(84)	(83)
Comprehensive loss	$(13,397)	$(25,226)	$(29,024)	$(33,556)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2018	2017
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$132,908	$177,548
Short-term investments	202,238	196,562
Accounts receivable	25,137	10,139
Prepaid expenses and other current assets	6,388	4,352
Total current assets	366,671	388,601
Property and equipment, net	5,499	4,218
Intangible assets, net	1,531	1,604
Goodwill	949	949
Restricted cash	917	917
Other assets	1,375	1,355
Total assets	$376,942	$397,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,240	$4,205
Income tax payable	2,692	1
Accrued liabilities	24,768	16,382
Deferred revenue, current portion	51,512	40,559
Total current liabilities	83,212	61,147
Deferred revenue, net of current portion	250,316	264,704
Other long-term liabilities	2,281	1,897
Total liabilities	335,809	327,748
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2018 and December 31, 2017.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 39,011,779 and 38,478,560 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1	1
Additional paid-in capital	300,627	289,454
Accumulated other comprehensive loss	(178)	(94)
Accumulated deficit	(259,317)	(219,465)
Total stockholders' equity	41,133	69,896
Total liabilities and stockholders' equity	$376,942	$397,644

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(1)	The condensed balance sheet as of December 31, 2017 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

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Investor and Media Contact

CytomX Therapeutics

Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823